Exhibit 15.1
Letter Regarding Unaudited Financial Information
October 7, 2008
Shareholders and Board of Directors
Sanderson Farms, Inc.
We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Sanderson Farms, Inc. for the registration of shares of its common stock and preferred stock of our reports dated February 25, 2008, May 20, 2008 and August 22, 2008 relating to the unaudited condensed consolidated interim financial statements of Sanderson Farms, Inc. that are included in its Forms 10-Q for the quarters ended January 31, 2008, April 30, 2008 and July 31, 2008.
/s/ Ernst & Young LLP